Exhibit 99.1

MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS

FISCAL 2023 SECOND QUARTER RESULTS

FY23 Second Quarter Revenues of $642.2 Million, Operating Income of $74.0 Million and AOI of $124.1 Million(1)

Proposed Spin-off of Live Entertainment Business Anticipated to be Complete by the End of March 2023

MSG Sphere in Las Vegas Expected to Open in September 2023

NEW YORK, N.Y., February 9, 2023 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment”) today reported financial results for the fiscal second quarter ended December 31, 2022.

The fiscal 2023 second quarter was highlighted by the successful 2022 holiday season run of the Christmas Spectacular production and ongoing positive momentum in the Company’s entertainment and sports bookings business. MSG Networks began its coverage of the NBA and NHL 2022-23 regular seasons, which included the return of the New York Knicks and New York Rangers to The Garden. In addition, Tao Group Hospitality continued to see strength across its existing venues, while also benefiting from the addition of new entertainment dining locations.

The Company also recently announced that it is moving forward with the spin-off of its traditional live entertainment business. In January, the Company confidentially submitted an Amended Form 10 Registration Statement with the U.S. Securities and Exchange Commission (“SEC”) for the proposed transaction and anticipates filing a publicly available Form 10 Registration Statement with the SEC this month. In addition, the Company expects to complete the spin-off by the end of March 2023. Completion of the transaction remains subject to various conditions, including final Board approval.

For the fiscal 2023 second quarter, the Company reported revenues of $642.2 million, an increase of $125.8 million, or 24%, as compared to the prior year quarter. In addition, the Company reported operating income of $74.0 million, an increase of $38.6 million, or 109%, and adjusted operating income of $124.1 million, an increase of $48.0 million, or 63%, both as compared to the prior year period.(1)

Executive Chairman and CEO James L. Dolan said, “Our fiscal second quarter results reflect ongoing operating momentum across our portfolio of live experiences. With our proposed spin-off expected to be completed by the end of March, and the anticipated opening of MSG Sphere in Las Vegas in September, we remain confident that the Company is well-positioned to drive long-term shareholder value.”

Segment Results for the Three and Six Months Ended December 31, 2022 and 2021:

	Three Months Ended				Six Months Ended
	December 31,		Change		December 31,		Change
$ millions	2022	2021	$	%	2022	2021	$	%
Revenues
Entertainment	$356.5	$247.6	$108.9	44%	$503.6	$281.8	$221.8	79%
MSG Networks	158.9	160.0	(1.1)	(1)%	281.4	301.5	(20.1)	(7)%
Tao Group Hospitality	136.0	117.1	18.9	16%	268.6	236.6	32.1	14%
Other(2)	(9.2)	(8.2)	(1.0)	(12)%	(10.2)	(8.9)	(1.3)	(15)%

Total Revenues	$642.2	$516.4	$125.8	24%	$1,043.4	$810.9	$232.5	29%
Operating Income (Loss)
Entertainment	$39.7	$(10.3)	$50.0	NM	$(35.6)	$(125.0)	$89.4	72%
MSG Networks	24.8	35.1	(10.3)	(29)%	52.4	58.4	(6.0)	(10)%
Tao Group Hospitality	11.2	16.7	(5.5)	(33)%	17.1	26.8	(9.7)	(36)%
Other(2)	(1.8)	(6.2)	4.5	72%	(4.8)	(8.2)	3.4	41%

Total Operating Income (Loss)	$74.0	$35.4	$38.6	109%	$29.1	$(48.0)	$77.1	NM
Adjusted Operating Income (Loss)
Entertainment	$66.3	$15.0	$51.3	NM	$21.9	$(56.4)	$78.3	NM
MSG Networks	39.3	43.8	(4.5)	(10)%	72.2	99.6	(27.4)	(28)%
Tao Group Hospitality	18.7	17.5	1.2	7%	33.3	43.7	(10.4)	(24)%
Other(2)	(0.2)	(0.2)	—	(3)%	(0.5)	(0.5)	0.1	14%

Total Adjusted Operating Income	$124.1	$76.1	$48.0	63%	$126.9	$86.4	$40.5	47%

Note: Amounts may not foot due to rounding

(1)	See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

Entertainment

For the fiscal 2023 second quarter, the Entertainment segment generated revenues of $356.5 million, an increase of $108.9 million, or 44%, as compared to the prior year period. Revenues from the presentation of the Christmas Spectacular production increased $71.1 million, primarily due to higher ticket-related revenues, which reflected 73 additional performances as compared to the prior year period and, to a lesser extent, higher per-show paid attendance. Revenues subject to the sharing of economics with Madison Square Garden Sports Corp. (“MSG Sports”) pursuant to the Company’s arena license agreements increased $17.1 million, primarily reflecting higher suite license fee revenues and higher Knicks and Rangers food, beverage and merchandise sales. In addition, event-related revenues increased $7.6 million as compared to the prior year period, mainly reflecting higher revenues from concerts.

Fiscal 2023 second quarter direct operating expenses of $181.0 million increased $33.7 million, or 23%, as compared to the prior year quarter. Expenses associated with the sharing of economics with MSG Sports pursuant to the arena license agreements increased $11.0 million, reflecting the increase in related revenues. Direct operating expenses associated with the Christmas Spectacular production increased $10.6 million, primarily due to the increase in the number of performances as compared to the prior year period. In addition, event-related direct operating expenses increased $5.3 million, primarily related to the increase in the number of concerts held at the Company’s venues, as compared to the prior year period.

Fiscal 2023 second quarter selling, general and administrative expenses of $109.6 million increased $18.0 million, or 20%, as compared with the prior year quarter. This increase primarily reflected higher employee compensation and related benefits of $9.5 million, primarily due to the Company’s MSG Sphere initiative, and higher professional fees of $4.7 million, which reflects an increase in costs related to the Company’s potential spin-off of its live entertainment business, partially offset by a decrease in costs, primarily litigation-related and net of insurance recovery, associated with the acquisition of MSG Networks by MSG Entertainment and a decrease in costs related to the Company’s MSG Sphere initiative.

Fiscal 2023 second quarter operating income of $39.7 million improved by $50.0 million, and adjusted operating income of $66.3 million increased by $51.3 million, both as compared to the prior year period. The improvements in operating income and adjusted operating income were primarily due to the increase in revenues, partially offset by higher direct operating expenses, and higher selling, general and administrative expenses. In addition, operating income results also reflected the impact of restructuring charges in the current year period.

MSG Networks

For the fiscal 2023 second quarter, the MSG Networks segment generated revenues of $158.9 million, a decrease of $1.1 million, or 1%, as compared to the prior year period. Affiliation fee revenue decreased $7.5 million, primarily due to a decrease in subscribers of approximately 10.5%, partially offset by net favorable affiliate adjustments of approximately $4.1 million and the impact of higher affiliation rates in the current year quarter. Advertising revenue increased $6.3 million, primarily due to a higher number of live professional sports telecasts as compared to the prior year period, an increase in per-game advertising sales and higher sales related to MSG Networks’ non-ratings-based advertising initiatives.

Fiscal 2023 second quarter direct operating expenses of $90.4 million increased $4.5 million, or 5%, as compared to the prior year quarter, primarily due to higher rights fees expense of $3.1 million and, to a lesser extent, an increase in other programming and production costs of $1.4 million. The increase in rights fees expense is primarily due to annual contractual rate increases in the current year period. The increase in other programming and production costs includes the impact of a higher number of live professional sports telecasts as compared to the prior year period.

Fiscal 2023 second quarter selling, general and administrative expenses of $38.1 million increased $0.9 million, or 2%, as compared to the prior year quarter. This primarily reflects a $4.7 million increase in expenses, primarily litigation-related, associated with the acquisition of MSG Networks by MSG Entertainment and a $1.7 million increase in advertising sales commissions and other expenses, partially offset by lower employee compensation and related benefits of $2.8 million and lower advertising and marketing expenses of $2.7 million.

Fiscal 2023 second quarter operating income of $24.8 million decreased $10.3 million, or 29%, as compared to the prior year quarter, primarily due to the increase in direct operating expenses, the impact of restructuring charges in the current year period, and, to a lesser extent, the decrease in revenues. Adjusted operating income of $39.3 million decreased $4.5 million, or 10%, as compared to the prior year quarter, primarily due to the increase in direct operating expenses and, to a lesser extent, the decrease in revenues, partially offset by lower selling, general and administrative expenses (excluding the net impact of higher merger and acquisition-related costs and lower share-based compensation expense).

Tao Group Hospitality

For the fiscal 2023 second quarter, the Tao Group Hospitality segment generated revenues of $136.0 million, an increase of $18.9 million, or 16%, as compared to the prior year period. The increase in revenues primarily reflected higher comparable venue revenues of $9.3 million and revenues from new venues of $6.4 million.

Fiscal 2023 second quarter direct operating expenses of $76.5 million increased $15.6 million, or 26%, as compared to the prior year quarter. The increase primarily reflected higher employee compensation and related benefits of $7.2 million and higher costs of food and beverage of $3.3 million, both of which primarily reflected increases at existing venues and the impact of new locations. In addition, venue entertainment costs increased $2.6 million and rent expense increased $1.8 million.

Fiscal 2023 second quarter selling, general and administrative expenses of $43.2 million increased $2.5 million, or 6%, as compared to the prior year quarter. This primarily reflects a $3.1 million increase in employee compensation and related benefits reflecting the impact of increased staffing as compared to the prior year period, partially offset by other net decreases.

Fiscal 2023 second quarter operating income of $11.2 million decreased by $5.5 million, or 33%, while adjusted operating income of $18.7 million increased by $1.2 million, or 7%, as compared to the prior year quarter. The decrease in operating income was primarily due to higher direct operating expenses, a decrease in other net gains and, to a lesser extent, higher selling, general and administrative expenses, partially offset by the increase in revenues. The increase in adjusted operating income was primarily due to the increase in revenues, partially offset by higher direct operating expenses and selling, general and administrative expenses.

Other Matters

As previously announced, the Company is exploring a potential sale of its majority interest in Tao Group Hospitality. Since the Company acquired its interest in 2017, Tao Group Hospitality has transformed into a global entertainment dining and nightlife powerhouse, with more than 70 branded locations in over 20 markets across four continents. The Company regularly evaluates ways to maximize shareholder value and believes that now is the appropriate time to explore this potential sale. There is no assurance this exploration process will result in a transaction.

In addition, the Company has implemented a cost reduction program after completing a comprehensive strategic review of its businesses and identifying a number of efficiencies at the Entertainment and MSG Networks segments. This included targeted headcount reductions, which resulted in a total Company restructuring charge of $13.7 million dollars in the fiscal 2023 second quarter, as well as other non-labor related cost saving initiatives.

About Madison Square Garden Entertainment Corp.

Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment. The Company presents or hosts a broad array of events in its diverse collection of venues: New York’s Madison Square Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; and The Chicago Theatre. MSG Entertainment is also building a new state-of-the-art venue in Las Vegas, MSG Sphere at The Venetian. In addition, the Company features the original production, the Christmas Spectacular Starring the Radio City Rockettes, and delivers a wide range of live sports content and other programming through two regional sports and entertainment networks, MSG Network and MSG Sportsnet. Also under the MSG Entertainment umbrella is Tao Group Hospitality, with entertainment dining and nightlife brands including: Tao, Hakkasan, Omnia, Marquee, Lavo, Beauty & Essex, and Cathédrale. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) the impact of non-cash straight-line leasing revenue associated with the arena license agreements with MSG Sports, (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) amortization for capitalized cloud computing arrangement costs, (iv) share-based compensation expense or benefit, (v) restructuring charges or credits, (vi) merger and acquisition-related costs, including litigation expenses, (vii) gains or losses on sales or dispositions of businesses and associated settlements, (viii) the impact of purchase accounting adjustments related to business acquisitions, and (ix) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan (which was established in November 2021). We believe that given the length of the arena license agreements and resulting magnitude of the difference in leasing revenue recognized and cash revenue received, the exclusion of non-cash leasing revenue provides investors with a clearer picture of the Company’s operating performance. We believe that this adjustment is beneficial for other incremental reasons as well. This adjustment provides senior management, investors and analysts with important information regarding a long-term related party agreement with MSG Sports. In addition, this adjustment is included under the Company’s debt covenant compliance calculations and is a component of the performance measures used to evaluate, and compensate, senior management of the Company. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger and acquisition-related costs because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan (which was established in November 2021), provides investors with a clearer picture of the Company’s operating performance given that, in accordance with GAAP, gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Miscellaneous income (expense), net, which is not reflected in Operating income (loss).

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA

Senior Vice President, Investor Relations, Financial Communications & Treasury

Madison Square Garden Entertainment Corp.

(212) 465-6072

Justin Blaber

Vice President, Financial Communications

Madison Square Garden Entertainment Corp.

(212) 465-6109

Grace Kaminer

Senior Director, Investor Relations & Treasury

Madison Square Garden Entertainment Corp.

(212) 631-5076

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgentertainment.com

Conference call dial-in number is 888-660-6386 / Conference ID Number 8020251

Conference call replay number is 800-770-2030 / Conference ID Number 8020251 until February 16, 2023

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021
Revenues	$642,198	$516,439	$1,043,416	$810,949
Direct operating expenses	(348,959)	(296,258)	(602,860)	(462,019)
Selling, general and administrative expenses	(182,433)	(162,277)	(346,843)	(337,116)
Depreciation and amortization	(29,059)	(30,533)	(58,814)	(59,963)
Impairment and other gains, net	5,885	7,979	7,885	161
Restructuring charges	(13,682)	—	(13,682)	—

Operating income (loss)	73,950	35,350	29,102	(47,988)
Interest income	3,603	773	7,557	1,548
Interest expense	(894)	(8,167)	(3,061)	(17,415)
Other expense, net	(3,853)	(18,874)	(2,328)	(22,628)

Income (loss) from operations before income taxes	72,806	9,082	31,270	(86,483)
Income tax (expense) benefit	(2,249)	(4,063)	(4,756)	14,847

Net income (loss)	70,557	5,019	26,514	(71,636)
Less: Net income attributable to redeemable noncontrolling interests	3,029	2,642	4,153	4,854
Less: Net (loss) income attributable to nonredeemable noncontrolling interests	(56)	106	(466)	471

Net income (loss) attributable to Madison Square Garden Entertainment Corp.’s stockholders	$67,584	$2,271	$22,827	$(76,961)

Basic and diluted earnings (loss) per common share attributable to Madison Square Garden Entertainment Corp.’s stockholders	$1.95	$0.07	$0.66	$(2.25)
Basic weighted-average number of common shares outstanding	34,684	34,278	34,544	34,186
Diluted weighted-average number of common shares outstanding	34,710	34,436	34,609	34,186

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(Unaudited)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income as described in this earnings release:

•	Non-cash portion of arena license fees from MSG Sports. This adjustment removes the impact of non-cash straight-line leasing revenue associated with the arena license agreements with MSG Sports.
•

Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the MSG Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by MSG Entertainment, MSG Entertainment Non-Employee Director Plan and MSG Networks Non-Employee Director Plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
•	Impairment and other (gains) losses, net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.
•	Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company’s full-time workforce reductions.
•	Merger and acquisition related costs. This adjustment eliminates costs related to mergers and acquisitions, including litigation expenses, in all periods.
•	Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily favorable / unfavorable lease agreements of the acquiree.

•

Remeasurement of deferred compensation liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company’s executive deferred compensation plan.

	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021
Operating income (loss)	$73,950	$35,350	$29,102	$(47,988)
Non-cash portion of arena license fees from MSG Sports(1)	(12,410)	(11,346)	(12,929)	(11,889)
Share-based compensation	18,185	24,171	33,373	43,699
Depreciation and amortization(2)	29,059	30,533	58,814	59,963
Impairment and other gains, net	(5,885)	(7,979)	(7,885)	(161)
Restructuring charges	13,682	—	13,682	—
Merger and acquisition related costs, net of insurance recovery	5,488	2,331	10,138	39,523
Amortization for capitalized cloud computing costs	235	10	356	95
Other purchase accounting adjustments	1,668	3,038	2,254	3,123
Remeasurement of deferred compensation plan liabilities	160	$—	6	—

Adjusted operating income	$124,132	$76,108	$126,911	$86,365

(1)

This adjustment represents the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with MSG Sports. Pursuant to GAAP, recognition of operating lease revenue is recorded on a straight-line basis over the term of the agreement based upon the value of total future payments under the arrangement. As a result, operating lease revenue is comprised of a contractual cash component plus or minus a non-cash component for each period presented. Operating income on a GAAP basis includes lease income of (i) $19,415 of revenue collected in cash for the three months ended December 31, 2022 and $16,507 for the three months ended December 31, 2021, respectively, and (ii) a non-cash portion of $12,410 for the three months ended December 31, 2022 and $11,346 for the three six months ended December 31, 2021.

(2)	Includes depreciation and amortization related to purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SEGMENT RESULTS

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31, 2022
	Entertainment	MSG Networks	Tao Group Hospitality	Other(1)	Total
Revenues	$356,518	$158,898	$135,994	$(9,212)	$642,198
Direct operating expenses	(181,042)	(90,400)	(76,483)	(1,034)	(348,959)
Selling, general and administrative expenses	(109,561)	(38,083)	(43,166)	8,377	(182,433)
Depreciation and amortization	(21,921)	(1,637)	(5,616)	115	(29,059)
Impairment and other gains, net	5,412	—	473	—	5,885
Restructuring charges	(9,694)	(3,988)	—	—	(13,682)

Operating income (loss)	$39,712	$24,790	$11,202	$(1,754)	$73,950
Reconciliation to adjusted operating income (loss):
Non-cash portion of arena license fees from MSG Sports(2)	(12,410)	—	—	—	(12,410)
Share-based compensation	12,513	3,298	2,374	—	18,185
Depreciation and amortization	21,921	1,637	5,616	(115)	29,059
Impairment and other gains, net	(5,412)	—	(473)	—	(5,885)
Restructuring charges	9,694	3,988	—	—	13,682
Merger and acquisition related costs, net of insurance recovery	(56)	5,544	—	—	5,488
Amortization for capitalized cloud computing costs	191	44	—	—	235
Other purchase accounting adjustments	—	—	—	1,668	1,668
Remeasurement of deferred compensation plan liabilities	160	—	—	—	160

Adjusted operating income (loss)	$66,313	$39,301	$18,719	$(201)	$124,132

	Three Months Ended December 31, 2021
	Entertainment	MSG Networks	Tao Group Hospitality	Other(1)	Total
Revenues	$247,610	$159,981	$117,086	$(8,238)	$516,439
Direct operating expenses	(147,343)	(85,924)	(60,880)	(2,111)	(296,258)
Selling, general and administrative expenses	(91,516)	(37,192)	(40,685)	7,116	(162,277)
Depreciation and amortization	(19,024)	(1,756)	(6,243)	(3,510)	(30,533)
Impairment and other gains, net	—	—	7,443	536	7,979

Operating (loss) income	$(10,273)	$35,109	$16,721	$(6,207)	$35,350
Reconciliation to adjusted operating income (loss):
Non-cash portion of arena license fees from MSG Sports(2)	(11,346)	—	—	—	(11,346)
Share-based compensation	16,155	6,058	1,958	—	24,171
Depreciation and amortization	19,024	1,756	6,243	3,510	30,533
Impairment and other gains, net	—	—	(7,443)	(536)	(7,979)
Merger and acquisition related costs, net of insurance recovery	1,456	875	—	—	2,331
Amortization for capitalized cloud computing costs	(34)	44	—	—	10
Other purchase accounting adjustments	—	—	—	3,038	3,038

Adjusted operating income (loss)	$14,982	$43,842	$17,479	$(195)	$76,108

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

	Six Months Ended December 31, 2022
	Entertainment	MSG Networks	Tao Group Hospitality	Other(1)	Total
Revenues	$503,620	$281,377	$268,645	$(10,226)	$1,043,416
Direct operating expenses	(282,807)	(165,820)	(153,060)	(1,173)	(602,860)
Selling, general and administrative expenses	(212,923)	(55,899)	(86,712)	8,691	(346,843)
Depreciation and amortization	(41,204)	(3,255)	(12,246)	(2,109)	(58,814)
Impairment and other gains, net	7,412	—	473	—	7,885
Restructuring charges	(9,694)	(3,988)	—	—	(13,682)

Operating (loss) income	$(35,596)	$52,415	$17,100	$(4,817)	$29,102
Reconciliation to adjusted operating income (loss):
Non-cash portion of arena license fees from MSG Sports(2)	(12,929)	—	—	—	(12,929)
Share-based compensation	23,945	5,002	4,426	—	33,373
Depreciation and amortization	41,204	3,255	12,246	2,109	58,814
Impairment and other gains, net	(7,412)	—	(473)	—	(7,885)
Restructuring charges	9,694	3,988	—	—	13,682
Merger and acquisition related costs, net of insurance recovery	2,693	7,445	—	—	10,138
Amortization for capitalized cloud computing costs	268	88	—	—	356
Other purchase accounting adjustments	—	—	—	2,254	2,254
Remeasurement of deferred compensation plan liabilities	6	—	—	—	6

Adjusted operating income (loss)	$21,873	$72,193	$33,299	$(454)	$126,911

	Six Months Ended December 31, 2021
	Entertainment	MSG Networks	Tao Group Hospitality	Other(1)	Total
Revenues	$281,849	$301,454	$236,550	$(8,904)	$810,949
Direct operating expenses	(183,645)	(154,347)	(121,973)	(2,054)	(462,019)
Selling, general and administrative expenses	(184,478)	(85,167)	(74,779)	7,308	(337,116)
Depreciation and amortization	(38,680)	(3,553)	(12,621)	(5,109)	(59,963)
Impairment and other (losses) gains, net	—	—	(375)	536	161

Operating (loss) income	$(124,954)	$58,387	$26,802	$(8,223)	$(47,988)
Reconciliation to adjusted operating (loss) income:
Non-cash portion of arena license fees from MSG Sports(2)	(11,889)	—	—	—	(11,889)
Share-based compensation	26,298	13,532	3,869	—	43,699
Depreciation and amortization	38,680	3,553	12,621	5,109	59,963
Impairment and other (losses) gains, net	—	—	375	(536)	(161)
Merger and acquisition related costs, net of insurance recovery	15,448	24,075	—	—	39,523
Amortization for capitalized cloud computing costs	7	88	—	—	95
Other purchase accounting adjustments	—	—	—	3,123	3,123

Adjusted operating (loss) income	$(56,410)	$99,635	$43,667	$(527)	$86,365

(1)	Includes inter-segment eliminations and, for operating (loss) income, purchase accounting adjustments.
(2)

This adjustment represents the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with MSG Sports. Pursuant to GAAP, recognition of operating lease revenue is recorded on a straight-line basis over the term of the agreement based upon the value of total future payments under the arrangement. As a result, operating lease revenue is comprised of a contractual cash component plus or minus a non-cash component for each period presented. Operating income on a GAAP basis includes lease income of (i) $19,415 and $20,220 of revenue collected in cash for the three and six months ended December 31, 2022, respectively, and $16,507 and $17,293, for the three and six months ended December 31, 2021, respectively, and (ii) a non-cash portion of $12,410 and $12,929 for the three and six months ended December 31, 2022, respectively, and $11,346 and $11,889, for the three and six months ended December 31, 2021, respectively.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2022	June 30, 2022
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$553,736	$846,010
Accounts receivable, net	208,452	216,652
Prepaid expenses and other current assets	153,968	155,994

Total current assets	916,156	1,218,656
Non-Current Assets:
Property and equipment, net	3,509,473	2,939,052
Right-of-use lease assets	499,279	446,499
Goodwill	500,181	500,181
Intangible assets, net	217,181	227,885
Other non-current assets	207,392	189,887

Total assets	$5,849,662	$5,522,160

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable, accrued and other current liabilities	$584,313	$589,246
Current portion of long-term debt	102,500	78,512
Operating lease liabilities, current	67,775	65,310
Deferred revenue	209,882	228,032

Total current liabilities	964,470	961,100
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	1,885,251	1,664,576
Operating lease liabilities, non-current	479,991	427,971
Deferred tax liabilities, net	165,467	163,441
Other non-current liabilities	145,341	145,496

Total liabilities	3,640,520	3,362,584

Redeemable noncontrolling interests	190,222	184,192
Equity:
Class A Common Stock(1)	277	273
Class B Common Stock(2)	69	69
Additional paid-in capital	2,322,007	2,301,970
Accumulated deficit	(267,909)	(290,736)
Accumulated other comprehensive loss	(48,563)	(48,355)

Total Madison Square Garden Entertainment Corp. stockholders’ equity	2,005,881	1,963,221
Nonredeemable noncontrolling interests	13,039	12,163

Total equity	2,018,920	1,975,384

Total liabilities, redeemable noncontrolling interests and equity	$5,849,662	$5,522,160

(1)	Class A Common stock, par value $0.01, 120,000 shares authorized; 27,687 and 27,368 shares outstanding as of December 31, 2022 and June 30, 2022, respectively.
(2)	Class B Common stock, par value $0.01, 30,000 shares authorized; 6,867 shares outstanding as of December 31, 2022 and June 30, 2022.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Six Months Ended December 31,
	2022	2021
Net cash provided by operating activities	$54,965	$132,786
Net cash used in investing activities	(575,909)	(332,532)
Net cash provided by (used in) financing activities	229,175	(57,639)
Effect of exchange rates on cash, cash equivalents and restricted cash	(505)	(572)

Net decrease in cash, cash equivalents and restricted cash	(292,274)	(257,957)
Cash, cash equivalents and restricted cash at beginning of period	846,010	1,539,976

Cash, cash equivalents and restricted cash at end of period	$553,736	$1,282,019